Exhibit 99.1

AMERICOLD REALTY TRUST, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

Delivers Strong Operational Results and Raises Annual Guidance
With Three Consecutive Quarters of Record Economic Occupancy, Americold Shifts Focus to Growth
Atlanta, GA, August 3, 2023 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics real estate, and value-added services focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2023.

George Chappelle, Chief Executive Officer of Americold Realty Trust, Inc., stated, “We are pleased with our second quarter results where we delivered AFFO per share of $0.28. This performance was primarily driven by our global warehouse same store pool, which generated revenue growth of 3.9% and NOI growth of 13.8%, versus prior year, both on a constant currency basis. Our strong same-store pool results were driven by meaningful economic occupancy growth and our continued pricing initiatives. Our same store economic occupancy increased by 687 basis points over prior year to 84.8%, a record-setting, second quarter level. Additionally, this quarter, we derived 48.5% of rent and storage revenue from fixed commitment storage contracts, which is another record-setting level for Americold.”

“As a result of the progress we have made around economic occupancy and pricing initiatives in our same store pool, we are increasing our full year 2023 AFFO per share guidance to the range of $1.20 to $1.30. This guidance increase reflects both a strong first half of the year in combination with continued progress throughout the second half of the year.”

“Lastly, during the quarter, we announced our agreement with Canadian Pacific Kansas City, or CPKC, one of North America's largest railroad companies. Our agreement with CPKC is a strategic collaboration in which Americold will build, own and operate cold storage facilities on the land located on CPKC’s railroad network. Similar to our recent DP World announcement, our agreement with CPKC illustrates Americold’s unique ability to create value by collaborating with global leaders in the supply-chain. We look forward to continuing to support our customers’ growth through these exclusive collaborations as well as through other traditional greenfield development and expansion opportunities.”
Second Quarter 2023 Highlights
•Total revenue decreased 11.0% to $649.6 million.
•Total NOI increased 9.4% to $184.1 million.
•Net loss of $104.8 million, or $0.39 loss per diluted common share.
•Core EBITDA increased 12.1% to $134.7 million, and increased 13.5% on a constant currency basis.
•Core FFO of $62.5 million, or $0.23 per diluted common share.
•AFFO of $75.6 million, or $0.28 per diluted common share.
•Global Warehouse segment revenue increased 3.0% to $581.2 million.
•Global Warehouse segment NOI increased 14.5% to $172.8 million.
•Global Warehouse segment same store revenue increased 2.8%, or 3.9% on a constant currency basis, Global Warehouse segment same store NOI increased by 12.7%, or 13.8% on a constant currency basis.

•Completed the Atlanta Phase 2 development project for approximately $39 million, consisting of 6.3 million cubic feet and 24,000 pallet positions.
•Completed the purchase of our previously leased Green Bay facility for $20.1 million.
•Sold our minority ownership interest in the LATAM JV to Patria, the majority owner, for proceeds of $37 million.
Year to Date 2023 Highlights
•Total revenue decreased 7.6% to $1.33 billion.
•Total NOI increased 13.8% to $371.6 million.
•Core EBITDA increased 15.9% to $267.8 million, or 17.6% on a constant currency basis.
•Net loss of $107.3 million, or $0.40 loss per diluted common share.
•Core FFO of $123.3 million, or $0.46 per diluted common share.
•AFFO of $155.4 million, or $0.57 per diluted common share.
•Global Warehouse segment revenue increased 6.4% to $1.18 billion.
•Global Warehouse segment NOI increased 17.0% to $347.7 million.
•Global Warehouse segment same store revenue increased 6.7%, or 8.1% on a constant currency basis, Global Warehouse segment same store NOI increased 18.5%, or 19.9% on a constant currency basis.
Second Quarter 2023 Total Company Financial Results
Total revenue for the second quarter of 2023 was $649.6 million, a 11.0% decrease, which was driven by decreases in our Third-party managed and Transportation segments, largely offset by growth within our Global Warehouse segment. The growth within our Global Warehouse segment was driven by our pricing initiatives, rate escalations, improvements in economic occupancy and incremental revenue from recently completed expansion and development projects, partially offset by a decline in throughput due to the inability to move product in certain warehouses during the cyber incident.
Total NOI for the second quarter of 2023 was $184.1 million, an increase of 9.4% from the same quarter of the prior year. This increase is a result of the improvement in our Global Warehouse segment as previously mentioned above, partially offset by ongoing inflationary pressure on operating costs.
For the second quarter of 2023, the Company reported net loss of $104.8 million, or $0.39 loss per diluted share, compared to net income of $4.0 million, or $0.01 loss per diluted share, for the same quarter of the prior year.
Core EBITDA was $134.7 million for the second quarter of 2023, compared to $120.2 million for the same quarter of the prior year. This reflects a 12.1% increase over prior year on an actual basis, and 13.5% on a constant currency basis. The increase is due to the same factors driving the increase in NOI mentioned above.
For the second quarter of 2023, Core FFO was $62.5 million, or $0.23 per diluted share, compared to $65.4 million, or $0.24 per diluted share, for the second quarter of 2022.
For the second quarter of 2023, AFFO was $75.6 million, or $0.28 per diluted share, compared to $73.9 million, or $0.27 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2023 Global Warehouse Segment Results
For the second quarter of 2023, Global Warehouse segment revenue was $581.2 million, an increase of $16.8 million, or 3.0%, compared to $564.4 million for the second quarter of 2022. This growth was principally driven by growth in our same store pool resulting from higher economic occupancy, our pricing initiative, and rate escalations. Additionally, our non-same store pool contributed revenue from our recently completed development projects and acquisitions. This was partially offset by lower throughput pallets in our same store pool as a result of the inability to move product for a period of time during the cyber incident and the unfavorable impact of foreign currency translation.
Global Warehouse segment contribution (NOI) was $172.8 million for the second quarter of 2023 as compared to $151.0 million for the second quarter of 2022. Global Warehouse segment contribution (NOI) increased due to the drivers of warehouse revenue increase mentioned above, partially offset by the impact of inflationary pressures, start-up costs for our developments, and the unfavorable impact of foreign currency translation. Global Warehouse segment margin was 29.7% for the second quarter of 2023, a 299 basis point increase compared to the same quarter of the prior year.
We had 220 same store warehouses for the three months ended June 30, 2023. The following table presents revenues, contribution (NOI) and margins for our same store and non-same store warehouses with a reconciliation to the total financial metrics of our warehouse segment for the three months ended June 30, 2023. Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.

	Three Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	237		240	n/a	n/a

Rent and storage	$275,183	$278,327	$242,351	13.5%	14.8%
Warehouse services	305,987	309,388	322,028	(5.0)%	(3.9)%
Total revenue	$581,170	$587,715	$564,379	3.0%	4.1%
Global Warehouse contribution (NOI)	$172,842	$174,676	$150,985	14.5%	15.7%
Global Warehouse margin	29.7%	29.7%	26.8%	299 bps	297 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,580	n/a	4,203	9.0%	n/a
Average physical occupied pallets	4,187	n/a	3,888	7.7%	n/a
Average physical pallet positions	5,424	n/a	5,432	(0.2)%	n/a
Economic occupancy percentage	84.4%	n/a	77.4%	705 bps	n/a
Physical occupancy percentage	77.2%	n/a	71.6%	562 bps	n/a
Total rent and storage revenue per economic occupied pallet	$60.08	$60.76	$57.64	4.2%	5.4%
Total rent and storage revenue per physical occupied pallet	$65.72	$66.48	$62.34	5.4%	6.6%
Global Warehouse services metrics:
Throughput pallets	9,118	n/a	10,056	(9.3)%	n/a
Total warehouse services revenue per throughput pallet	$33.56	$33.93	$32.02	4.8%	6.0%

SAME STORE WAREHOUSE
Number of same store warehouses	220		220	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$256,892	$259,801	$229,696	11.8%	13.1%
Warehouse services	296,205	299,473	308,574	(4.0)%	(2.9)%
Total same store revenue	$553,097	$559,274	$538,270	2.8%	3.9%
Global Warehouse same store contribution (NOI)	$171,864	$173,584	$152,543	12.7%	13.8%
Global Warehouse same store margin	31.1%	31.0%	28.3%	273 bps	270 bps

Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,335	n/a	4,018	7.9%	n/a
Average physical occupied pallets	3,983	n/a	3,707	7.4%	n/a
Average physical pallet positions	5,110	n/a	5,153	(0.8)%	n/a
Economic occupancy percentage	84.8%	n/a	78.0%	687 bps	n/a
Physical occupancy percentage	77.9%	n/a	71.9%	599 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$59.26	$59.93	$57.17	3.6%	4.8%
Same store rent and storage revenue per physical occupied pallet	$64.50	$65.23	$61.96	4.1%	5.3%
Global Warehouse same store services metrics:
Throughput pallets	8,678	n/a	9,571	(9.3)%	n/a
Same store warehouse services revenue per throughput pallet	$34.13	$34.51	$32.24	5.9%	7.0%

	Three Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	17		20	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$18,291	$18,526	$12,655	n/r	n/r
Warehouse services	9,782	9,915	13,454	n/r	n/r
Total non-same store revenue	$28,073	$28,441	$26,109	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$978	$1,092	$(1,558)	n/r	n/r
Global Warehouse non-same store margin	3.5%	3.8%	(6.0)%	n/r	n/r

Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	245	n/a	187	n/r	n/a
Average physical occupied pallets	204	n/a	181	n/r	n/a
Average physical pallet positions	314	n/a	280	n/r	n/a
Economic occupancy percentage	78.0%	n/a	66.7%	n/r	n/a
Physical occupancy percentage	65.0%	n/a	64.6%	n/r	n/a
Non-same store rent and storage revenue per economic occupied pallet	$74.61	$75.57	$67.77	n/r	n/r
Non-same store rent and storage revenue per physical occupied pallet	$89.57	$90.72	$70.04	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	440	n/a	485	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$22.21	$22.52	$27.72	n/r	n/r
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

	Six Months Ended June 30,			Change
Dollars in thousands	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	237		240	n/a	n/a
Global Warehouse revenue:
Rent and storage	$546,591	$554,239	$472,108	15.8%	17.4%
Warehouse services	629,631	637,989	633,196	(0.6)%	0.8%
Total revenue	$1,176,222	$1,192,228	$1,105,304	6.4%	7.9%
Global Warehouse contribution (NOI)	$347,669	$352,040	$297,243	17.0%	18.4%
Global Warehouse margin	29.6%	29.5%	26.9%	267 bps	264 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,566	n/a	4,189	9.0%	n/a
Average physical occupied pallets	4,188	n/a	3,846	8.9%	n/a
Average physical pallet positions	5,421	n/a	5,435	(0.3)%	n/a
Economic occupancy percentage	84.2%	n/a	77.1%	716 bps	n/a
Physical occupancy percentage	77.3%	n/a	70.8%	650 bps	n/a
Total rent and storage revenue per economic occupied pallet	$119.70	$121.37	$112.69	6.2%	7.7%
Total rent and storage revenue per physical occupied pallet	$130.50	$132.33	$122.75	6.3%	7.8%
Global Warehouse services metrics:
Throughput pallets	18,770	n/a	19,913	(5.7)%	n/a
Total warehouse services revenue per throughput pallet	$33.54	$33.99	$31.80	5.5%	6.9%

SAME STORE WAREHOUSE
Number of same store warehouses	220		220	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$514,283	$521,233	$447,781	14.9%	16.4%
Warehouse services	610,220	618,034	606,598	0.6%	1.9%
Total same store revenue	$1,124,503	$1,139,267	$1,054,379	6.7%	8.1%
Global Warehouse same store contribution (NOI)	$352,872	$356,912	$297,664	18.5%	19.9%
Global Warehouse same store margin	31.4%	31.3%	28.2%	315 bps	310 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,330	n/a	3,998	8.3%	n/a
Average physical occupied pallets	3,984	n/a	3,663	8.7%	n/a
Average physical pallet positions	5,110	n/a	5,157	(0.9)%	n/a
Economic occupancy percentage	84.7%	n/a	77.5%	722 bps	n/a
Physical occupancy percentage	78.0%	n/a	71.0%	692 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$118.77	$120.37	$112.01	6.0%	7.5%
Same store rent and storage revenue per physical occupied pallet	$129.10	$130.84	$122.23	5.6%	7.0%
Global Warehouse same store services metrics:
Throughput pallets	17,868	n/a	18,902	(5.5)%	n/a
Same store warehouse services revenue per throughput pallet	$34.15	$34.59	$32.09	6.4%	7.8%

	Six Months Ended June 30,			Change
Dollars in thousands	2023 Actual	2023 Constant Currency(1)	2022 Actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	17		20	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$32,308	$33,007	$24,326	n/r	n/r
Warehouse services	19,412	19,955	26,599	n/r	n/r
Total non-same store revenue	$51,720	$52,962	$50,925	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$(5,205)	$(4,870)	$(422)	n/r	n/r
Global Warehouse non-same store margin	(10.1)%	(9.2)%	(0.8)%	n/r	n/r
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	236	n/a	192	n/r	n/a
Average physical occupied pallets	205	n/a	183	n/r	n/a
Average physical pallet positions	310	n/a	278	n/r	n/a
Economic occupancy percentage	76.1%	n/a	69.0%	n/r	n/a
Physical occupancy percentage	65.9%	n/a	65.8%	n/r	n/a
Non-same store rent and storage revenue per economic occupied pallet	$136.76	$139.71	$126.92	n/r	n/r
Non-same store rent and storage revenue per physical occupied pallet	$157.84	$161.25	$133.18	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	902	n/a	1,011	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$21.52	$22.13	$26.31	n/r	n/r

(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

Fixed Commitment Rent and Storage Revenue
As of June 30, 2023, $521.3 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $480.4 million at the end of the first quarter of 2023 and $379.3 million at the end of the second quarter of 2022. We continue to make progress on commercializing business under this type of arrangement. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 48.5% of rent and storage revenue was generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the second quarter of 2023, economic occupancy for the total warehouse segment was 84.4% and warehouse segment same store pool was 84.8%, representing a 726 basis point and 690 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment increased 705 basis points, and the warehouse segment same store pool increased 687 basis points as compared to the second quarter of 2022. The growth in occupancy reflects our customer service initiatives, paired with customers’ increased food production levels throughout the end of 2022 and 2023.

Real Estate Portfolio
As of June 30, 2023, the Company’s portfolio consists of 242 facilities. The Company ended the second quarter of 2023 with 237 facilities in its Global Warehouse segment portfolio, five facilities in its Third-party managed segment, and 26 facilities in its Other segment. The same store population consists of 220 facilities for the quarter ended June 30, 2023. The remaining 17 non-same store population includes the De Bruyn Cold Storage acquisition, 10 facilities in expansion or redevelopment, a temporarily leased facility in Australia, two facilities we previously leased and purchased during 2022, a facility in which we ceased operations in order to prepare for leasing to a third-party, a site previously leased that was purchased at the end of June, and a leased facility in which we ceased operations during the fourth quarter of 2022 in anticipation of the upcoming lease maturity.

Balance Sheet Activity and Liquidity
As of June 30, 2023, the Company had total liquidity of approximately $454.6 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $3.6 billion (inclusive of $243.2 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 93% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA was approximately 6.6x. The Company’s total debt outstanding includes $3.3 billion of real estate debt, which excludes sale-leaseback and financing lease obligations. The Company’s real estate debt has a remaining weighted average term of 5.6 years and carries a weighted average contractual interest rate of 4.0%. As of June 30, 2023, 80.0% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt. The Company has no material debt maturities until 2026, inclusive of extension options.

Dividend
On May 16, 2023, the Company’s Board of Directors declared a dividend of $0.22 per share for the second quarter of 2023, which was paid on July 14, 2023 to common stockholders of record as of June 30, 2023.

2023 Outlook
The Company is increasing its annual AFFO per share guidance to be within the range of $1.20 - $1.30. Refer to page 40 of this Financial Supplement for the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 3, 2023 at 5:00 p.m. Eastern Time to discuss its second quarter 2023 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13737834. The telephone replay will be available starting shortly after the call until August 17, 2023.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is a global leader in temperature-controlled logistics real estate and value added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 242 temperature-controlled warehouses, with approximately 1.5 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including NAREIT FFO, core FFO, AFFO, EBITDAre, Core EBITDA; same store segment revenue, contribution (NOI), margin, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included beginning on page 41, and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included herein. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: rising inflationary pressures, increased interest rates and operating costs; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions, including, among others, the impact on labor availability, raw material availability, manufacturing and food production and transportation; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize anticipated cost savings and revenue improvements; our failure to realize the intended benefits from our recent acquisitions including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; difficulties in expanding our operations into new markets, including international markets; uncertainties and risks related to public health crises, such as the COVID-19 pandemic; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes could cause business disruptions, loss of critical and confidential information, an adverse impact on our results and reputation, incurring additional and significant costs to address any malicious attack including costs to remediate and implement proactive, preventative actions against cyber breaches including those related to the cyber matter which occurred on April 26, 2023. disruption caused by implementation of the new ERP system, potential cost overruns, timing and control risks and failure to recognize anticipated cost savings and increased productivity from the implementation of the new ERP system; defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation, including in the international markets; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers to provide transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including as a result of our lack of control over such investments, financial condition of JV partners, disputes with JV partners, regulatory risks, brand recognition risks and the failure of such entities to perform in accordance with projections; risks related to natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our stockholders to replace our directors and affect the price of our common stock, $0.01 par value per share; the potential dilutive effect of our common stock offerings; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this press release include those regarding our 2023 outlook and our migration of our customers to fixed commitment storage contracts, estimates related to the impact of the lost business and operational disruption of the cybersecurity incident on our warehouse and transportation segment, as well as estimates of cybersecurity recovery costs; statements related to expected recoveries from cyber and business interruption insurance, and potential disputes over the extent of insurance coverage, and timing for receipt of any insurance proceeds; statements related to potential additional recovery costs; statements related to continued investments in information technology with the intention of strengthening our information security infrastructure; and statements related to actions we are taking in response to the findings of the forensic investigation and to improve the resiliency of our information security infrastructure. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	June 30, 2023	December 31, 2022
Assets
Property, buildings and equipment:
Land	$797,381	$786,975
Buildings and improvements	4,373,257	4,245,607
Machinery and equipment	1,438,824	1,407,874
Assets under construction	494,617	526,811
	7,104,079	6,967,267
Accumulated depreciation	(2,042,566)	(1,901,450)
Property, buildings and equipment – net	5,061,513	5,065,817

Operating lease right-of-use assets	356,636	352,553
Accumulated depreciation – operating leases	(91,095)	(76,334)
Operating leases – net	265,541	276,219
Financing leases:
Buildings and improvements	13,544	13,546
Machinery and equipment	139,629	127,009
	153,173	140,555
Accumulated depreciation – financing leases	(67,163)	(57,626)
Financing leases – net	86,010	82,929

Cash, cash equivalents and restricted cash	48,873	53,063
Accounts receivable – net of allowance of $15,891 and $15,951 at June 30, 2023 and December 31, 2022, respectively	465,571	430,042
Identifiable intangible assets – net	914,173	925,223
Goodwill	1,036,332	1,033,637
Investments in partially owned entities and other	36,957	78,926
Other assets	194,421	158,705
Assets of discontinued operations - held for sale	106,368	—
Total assets	$8,215,759	$8,104,561

Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$723,436	$500,052
Accounts payable and accrued expenses	527,073	557,540
Senior unsecured notes and term loans – net of deferred financing costs of $11,848 and $13,044, in the aggregate, at June 30, 2023 and December 31, 2022, respectively	2,590,127	2,569,281
Sale-leaseback financing obligations	166,654	171,089
Financing lease obligations	76,502	77,561
Operating lease obligations	255,819	264,634
Unearned revenue	31,180	32,046
Pension and postretirement benefits	1,580	1,531
Deferred tax liability – net	133,236	135,098
Multi-employer pension plan withdrawal liability	7,641	7,851
Liabilities of discontinued operations - held for sale	112,752	—
Total liabilities	4,626,000	4,316,683

Equity
Stockholders’ equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 270,186,276 and 269,814,956 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	2,702	2,698
Paid-in capital	5,203,891	5,191,969
Accumulated deficit and distributions in excess of net earnings	(1,641,872)	(1,415,198)
Accumulated other comprehensive loss	10,377	(6,050)
Total stockholders’ equity	3,575,098	3,773,419
Noncontrolling interests:
Noncontrolling interests in Operating Partnership	14,661	14,459
Total equity	3,589,759	3,787,878

Total liabilities and equity	$8,215,759	$8,104,561

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Rent, storage and warehouse services	$581,170	$564,379	$1,176,222	$1,105,304
Transportation services	58,072	81,891	126,150	160,801
Third-party managed services	10,368	83,486	23,727	169,346
Total revenues	649,610	729,756	1,326,099	1,435,451
Operating expenses:
Rent, storage and warehouse services cost of operations	408,328	413,394	828,553	808,061
Transportation services cost of operations	48,263	68,306	104,681	138,687
Third-party managed services cost of operations	8,968	79,765	21,248	162,124
Depreciation and amortization	84,892	82,690	169,916	165,310
Selling, general and administrative	53,785	56,273	116,640	113,875
Acquisition, cyber incident and other, net	27,235	5,663	34,382	15,738
Gain from sale of real estate	(2,528)	—	(2,337)	—
Total operating expenses	628,943	706,091	1,273,083	1,403,795

Operating income	20,667	23,665	53,016	31,656

Other (expense) income:
Interest expense	(36,431)	(26,545)	(70,854)	(52,318)
Loss on debt extinguishment, modifications and termination of derivative instruments	(627)	(627)	(1,172)	(1,244)
Other, net	(415)	(962)	1,018	1,396
Loss from investments in partially owned entities	(709)	(359)	(1,357)	(823)
Impairment of related party loan receivable	(21,972)	—	(21,972)	—
Loss on put option	(56,576)	—	(56,576)	—
Loss from continuing operations before income taxes	(96,063)	(4,828)	(97,897)	(21,333)

Income tax (expense) benefit:
Current	(1,923)	(817)	(3,900)	(1,998)
Deferred	1,459	12,886	5,080	14,775
Total income tax (expense) benefit	(464)	12,069	1,180	12,777

Net (loss) income:
Net (loss) income from continuing operations	(96,527)	7,241	(96,717)	(8,556)
Loss from discontinued operations, net of tax	(8,275)	(3,288)	(10,656)	(4,936)
Net (loss) income	$(104,802)	$3,953	$(107,373)	$(13,492)
Net (loss) income attributable to noncontrolling interests	(78)	18	(87)	(20)
Net (loss) income attributable to Americold Realty Trust, Inc.	$(104,724)	$3,935	$(107,286)	$(13,472)

Weighted average common stock outstanding – basic	270,462	269,497	270,387	269,464
Weighted average common stock outstanding – diluted	270,462	270,384	270,387	269,464

Net (loss) income per common share from continuing operations - basic	$(0.36)	$0.03	$(0.36)	$(0.03)
Net loss per common share from discontinued operations - basic	$(0.03)	$(0.02)	$(0.04)	$(0.02)
Basic (loss) earnings per share(1)	$(0.39)	$0.01	$(0.40)	$(0.05)

Net (loss) income per common share from continuing operations - diluted	$(0.36)	$0.03	$(0.36)	$(0.03)
Net loss per common share from discontinued operations - diluted	$(0.03)	$(0.02)	$(0.04)	$(0.02)
Diluted (loss) earnings per share(1)	$(0.39)	$0.01	$(0.40)	$(0.05)

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts)
	Three Months Ended					YTD
	Q2 23	Q1 23	Q4 22	Q3 22	Q2 22	2023
Net (loss) income	$(104,802)	$(2,571)	$2,955	$(8,937)	$3,953	$(107,373)
Adjustments:
Real estate related depreciation	54,740	54,541	53,094	53,139	51,738	109,281
(Gain) loss on sale of real estate	(2,528)	191	(21)	5,710	—	(2,337)
Net loss on asset disposals	—	—	175	893	4	—
Impairment charges on real estate assets	—	—	—	3,407	—	—
Our share of reconciling items related to partially owned entities	232	903	1,209	822	1,346	1,135
NAREIT FFO(b)	$(52,358)	$53,064	$57,412	$55,034	$57,041	$706
Adjustments:
Net loss on sale of non-real estate assets	289	420	2,274	310	72	709
Acquisition, cyber incident and other, net	27,235	7,147	11,899	4,874	5,663	34,382
Goodwill impairment	—	—	—	3,209	—	—
Loss on debt extinguishment, modifications and termination of derivative instruments	627	545	933	1,040	627	1,172
Foreign currency exchange loss (gain)	212	(458)	(2,477)	2,487	1,290	(246)
Gain on extinguishment of New Market Tax Credit Structure	—	—	—	—	(3,410)	—
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	—	—	4,148	—
Our share of reconciling items related to partially owned entities	(27)	128	127	136	(36)	101
Loss from discontinued operations, net of tax	8,275	—	—	—	—	8,275
Impairment of related party loan receivable	21,972	—	—	—	—	21,972
Loss on put option	56,576	—	—	—	—	56,576
Gain on sale of LATAM JV	(304)	—	—	—	—	(304)
Core FFO(b)	$62,497	$60,846	$70,168	$67,090	$65,395	$123,343
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,279	1,240	1,305	1,222	1,160	2,519
Amortization of below/above market leases	375	402	534	540	549	777
Non-real estate asset impairment	—	—	764	—	—	—
Straight-line net rent	361	(491)	333	133	77	(130)
Deferred income tax benefit	(1,459)	(3,621)	(3,412)	(4,374)	(12,886)	(5,080)
Share-based compensation expense	4,639	6,970	5,036	6,720	7,032	11,609
Non-real estate depreciation and amortization	30,152	30,483	29,373	30,530	30,952	60,635
Maintenance capital expenditures	(22,590)	(16,244)	(26,701)	(22,586)	(20,118)	(38,834)
Our share of reconciling items related to partially owned entities	303	304	819	57	1,713	607
Adjusted FFO(b)	$75,557	$79,889	$78,219	$79,332	$73,874	155,446

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts)
	Three Months Ended					YTD
	Q2 23	Q1 23	Q4 22	Q3 22	Q2 22	2023

NAREIT Funds from operations(b)	$(52,358)	$53,064	$57,412	$55,034	$57,041	$706
Core FFO(b)	$62,497	$60,846	$70,168	$67,090	$65,395	$123,343
Adjusted FFO(b)	$75,557	$79,889	$78,219	$79,332	$73,874	$155,446

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	270,462	270,230	269,826	269,586	269,497	270,387
Dilutive stock options and unvested restricted stock units	695	778	944	1,105	887	688
Weighted average dilutive shares	271,157	271,008	270,770	270,691	270,384	271,075

NAREIT FFO - basic per share(b)	$(0.19)	$0.20	$0.21	$0.20	$0.21	$0.01
NAREIT FFO - diluted per share(b)	$(0.19)	$0.20	$0.21	$0.20	$0.21	$0.01

Core FFO - basic per share (b)	$0.23	$0.23	$0.26	$0.25	$0.24	$0.46
Core FFO - diluted per share(b)	$0.23	$0.22	$0.26	$0.25	$0.24	$0.46

Adjusted FFO - basic per share (b)	$0.28	$0.30	$0.29	$0.29	$0.27	$0.57
Adjusted FFO - diluted per share(b)	$0.28	$0.29	$0.29	$0.29	$0.27	$0.57
(a)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(b)During the three months ended June 30, 2023, management excluded losses from discontinued operations from Core FFO applicable to common stockholders, and Adjusted FFO applicable to common stockholders and included certain losses from discontinued operations for NAREIT FFO and all of the related per share amounts for Core, NAREIT, and Adjusted FFO. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Three Months Ended - Recasted				YTD Recasted
(In thousands except per share amounts)	Q1 23	Q4 22	Q3 22	Q2 22	2023
NAREIT FFO	$52,432	$56,457	$54,466	$56,018	$74
Core FFO	$62,547	$71,157	$68,004	$67,811	$125,044
Adjusted FFO applicable to common shareholders	$81,506	$78,717	$80,207	$74,490	$157,063

NAREIT FFO - basic per share	$0.19	$0.21	$0.20	$0.21	—
NAREIT FFO - diluted per share	$0.19	$0.21	$0.20	$0.21	—

Core FFO - basic per share	$0.23	$0.26	$0.25	$0.25	$0.46
Core FFO - diluted per share	$0.23	$0.26	$0.25	$0.25	$0.46

Adjusted FFO - basic per share	$0.30	$0.29	$0.30	$0.28	$0.58
Adjusted FFO - diluted per share	$0.30	$0.29	$0.30	$0.28	$0.58

Reconciliation of Net (Loss) Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands)
	Three Months Ended					Trailing Twelve Months Ended
	Q2 23	Q1 23	Q4 22	Q3 22	Q2 22	Q2 23
Net (loss) income	$(104,802)	$(2,571)	$2,955	$(8,937)	$3,953	$(113,355)
Adjustments:
Depreciation and amortization	84,892	85,024	82,467	83,669	82,690	336,052
Interest expense	36,431	34,423	33,407	30,402	26,545	134,663
Income tax benefit	464	(1,644)	(2,691)	(3,368)	(12,069)	(7,239)
EBITDA	$16,985	$115,232	$116,138	$101,766	$101,119	$350,121
Adjustments:
Loss (gain) on sale of real estate	(2,528)	191	(21)	5,710	—	3,352
Adjustment to reflect share of EBITDAre of partially owned entities	3,085	2,883	5,019	3,383	6,215	14,370
NAREIT EBITDAre(a)	$17,542	$118,306	$121,136	$110,859	$107,334	$367,843
Adjustments:
Acquisition, cyber incident and other, net	27,235	7,147	11,899	4,874	5,663	51,155
Loss from investments in partially owned entities	709	3,029	2,101	1,440	3,647	7,279
Impairment of indefinite and long-lived assets	—	—	764	6,616	—	7,380
Foreign currency exchange (gain) loss	212	(458)	(2,477)	2,487	1,290	(236)
Share-based compensation expense	4,639	6,970	5,036	6,720	7,032	23,365
Loss on debt extinguishment, modifications and termination of derivative instruments	627	545	933	1,040	628	3,145
Loss (gain) on real estate and other asset disposals	289	420	2,449	1,203	76	4,361
Gain on extinguishment of New Market Tax Credit Structure	—	—	—	—	(3,410)	—
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	—	—	4,148	—
Reduction in EBITDAre from partially owned entities	(3,085)	(2,883)	(5,019)	(3,383)	(6,215)	(14,370)
Gain from sale of partially owned entities	(304)	—	—	—	—	(304)
Loss from discontinued operations, net of tax	8,275	—	—	—	—	8,275
Impairment of related party loan receivable	21,972	—	—	—	—	21,972
Loss on put option	56,576	—	—	—	—	56,576
Core EBITDA	$134,687	$133,076	$136,822	$131,856	$120,193	536,441
(a)During the three months ended June 30, 2023, management included certain losses from discontinued operations in NAREIT EBITDAre. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Three Months Ended - Recasted				Trailing Twelve Months Ended - Recasted
(In thousands)	Q1 23	Q4 22	Q3 22	Q2 22	Q2 2023
NAREIT EBITDAre	$116,872	$117,602	$108,487	$102,460	$360,503

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment revenues:
Warehouse	$581,170	$564,379	$1,176,222	$1,105,304
Transportation	58,072	81,891	126,150	160,801
Third-party managed	10,368	83,486	23,727	169,346
Total revenues	649,610	729,756	1,326,099	1,435,451

Segment contribution:
Warehouse	172,842	150,985	347,669	297,243
Transportation	9,809	13,585	21,469	22,114
Third-party managed	1,400	3,721	2,479	7,222
Total segment contribution	184,051	168,291	371,617	326,579

Reconciling items:
Depreciation and amortization	(84,892)	(82,690)	(169,916)	(165,310)
Selling, general and administrative	(53,785)	(56,273)	(116,640)	(113,875)
Acquisition, cyber incident and other, net	(27,235)	(5,663)	(34,382)	(15,738)
Gain from sale of real estate	2,528	—	2,337	—
Interest expense	(36,431)	(26,545)	(70,854)	(52,318)
Loss on debt extinguishment, modifications and termination of derivative instruments	(627)	(627)	(1,172)	(1,244)
Other (expense) income, net	(415)	(962)	1,018	1,396
Loss from investments in partially owned entities	(709)	(359)	(1,357)	(823)
Impairment of related party receivable	(21,972)	—	(21,972)	—
Loss on put option	(56,576)	—	(56,576)	—
Loss from continuing operations before income taxes	$(96,063)	$(4,828)	$(97,897)	$(21,333)
We view and manage our business through three primary business segments—warehouse, transportation, third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request,case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, real estate asset impairment and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, acquisition, cyber incident and other, net, goodwill impairment, loss on debt extinguishment, modifications and termination of derivative instruments, and foreign currency exchange gains and losses, discontinued operations from assets held for sale, impairment of related party loan receivable, and loss on fair value of put. We also adjust for the impact of Core FFO attributable to gain on extinguishment of New Market Tax Structure, loss on deconsolidation of subsidiary contributed to the LATAM joint venture, our share of reconciling items related to partially owned entities, and gain from disposition of partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, amortization of above or below market leases, non-real estate asset impairment, straight-line net rent, benefit or expense from deferred income taxes, stock-based compensation expense, non-real estate depreciation and amortization and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities and discontinued operations. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, net gain on sale of real estate, net of withholding taxes, and adjustment to reflect share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, cyber and other, net, loss from investments in partially owned entities, impairment of indefinite and long-lived assets (when applicable), foreign currency exchange loss or gain, stock-based compensation expense, loss on debt extinguishment, modifications and termination of derivative instruments, net gain on other asset disposals, reduction in EBITDAre from partially owned entities, discontinued operations, impairment of related party loan receivable, loss on fair value of put, gain on extinguishment of new market tax credit structure, and loss on deconsolidation of subsidiary contributed to LATAM joint venture.. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 21 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Net debt to proforma Core EBITDA is calculated using total debt, plus capital lease obligations, less cash and cash equivalents, divided by pro-forma Core EBITDA. We calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions, dispositions and for rent expense associated with lease buy-outs and lease exits. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. The pro-forma adjustment for leased facilities exited or purchased reflects the add-back for the related lease expense from the last year. The pro-forma adjustment for dispositions reduces Core EBITDA for the earnings of facilities disposed of or exited during the year, including the strategic exit of certain third-party managed business.
We define our “same store” population once a year at the beginning of the current calendar year. Our same store population includes properties that were owned or leased for the entirety of two comparable periods and that have reported at least twelve months of consecutive normalized operations prior to January 1 of the prior calendar year. We define “normalized operations” as properties that have been open for operation or lease after development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an event, such as a natural disaster or similar event causing disruption to operations. In addition, our definition of “normalized operations” takes into account changes in the ownership structure (e.g., purchase of acquired properties will be included in the “same store” population if owned by us as of the first business day of each year, of the prior calendar year and still owned by us as of the end of the current reporting period, unless the property is under development). The “same store” pool is also adjusted to remove properties that were sold or entering development subsequent to the beginning of the current calendar year. As such, the “same store” population for the period ended December 31, 2022 includes all properties that we owned at January 2, which had both been owned and had reached “normalized operations” by January 2, 2022.

We calculate “same store revenue” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, cyber incident and other, net and gain or loss on sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. The tables beginning on page 33 of our financial supplement provide reconciliations for same store revenues and same store contribution (NOI).
We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards. See the tables on page 30 of our financial supplement for additional information regarding our maintenance capital expenditures.
We define “total real estate debt” as the aggregate of the following: mortgage notes, senior unsecured notes, term loans and borrowings under our revolving line of credit. We define “total debt outstanding” as the aggregate of the following: total real estate debt, sale-leaseback financing obligations and financing lease obligations. See the tables on page 23 of our financial supplement for additional information regarding our indebtedness.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.